Exhibit 99.1

BioSig Technologies Expands Intellectual Property Portfolio

●	U.S. Patent and Trademark Office awards Company additional patent for PURE EP™ System

●	Five patent applications filed by ViralClear Pharmaceuticals, Inc., covering its orally administered broad-spectrum anti-viral solution for the treatment of COVID-19

Westport, CT, June 3, 2020 (GLOBE NEWSWIRE) --BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the U.S. Patent and Trademark Office (USPTO) has issued patent No. 10,645,017 titled “Systems, Apparatus and Methods for Conveying Biomedical Signals between a Patient and Monitoring and Treatment Devices,” which is intended to broadly protect the Company’s flagship product – the PURE EP(tm) System.

The claims address foundational systems and devices which help with the recording, measuring, calculating and displaying of electrocardiograms during cardiac ablation procedures for conditioning cardiac (e.g., ECG and intercardiac) and other physiologic signals, specifically to clearly define and record low-amplitude, low-frequency information, which may be acquired during ablation and other similar large-signal perturbations, such as pacing and stimulation, without the presence of electrical noise.

“This patent reinforces the continued protection of our PURE EP(tm) System designed to enable electrophysiologists to achieve clear visualization of cardiac signals with high fidelity and low electrical noise during ablation procedures, which we believe may lead to improved success rates for AF procedures,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. “We continue to grow our intellectual property portfolio, expanding our first mover advantage in the electrophysiology digital signal processing and analysis space with our innovative platform.”

BioSig also announced that its majority-owned subsidiary, ViralClear Pharmaceuticals, Inc, has recently filed five new provisional patent applications of its own over the last two months with claims directed to methods of treating or preventing an infectious disease caused by a coronavirus in a human or animal by administering merimepodib, a broad-spectrum anti-viral. The patents also address methods of inhibiting coronavirus replication in a human or animal by administering merimepodib as a single agent or in combination with other therapeutic agents, e.g., antiviral agents, immune modulators, etc., such as remdesivir, as well as novel oral and IV drug formulations for merimepodib administration.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Merimepodib (MMPD)

Merimepodib, a broad-spectrum anti-viral candidate, has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials conducted (including 315 chronic hepatitis C patients, 24 psoriasis patients, and 98 healthy volunteers) and an extensive preclinical safety package completed.

A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

About ViralClear

BioSig’s subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against COVID-19 in cell cultures. Merimepodib has been previously studied in 12 clinical trials, including 5 in patients with hepatitis C (1 Phase 1b, 1 Phase 2, 2 Phase 2a, and 1 Phase 2b), 1 in patients with psoriasis (Phase 2), and six in healthy volunteers (Phase I).

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133